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                                                                   EXHIBIT 10-54

                                AMENDMENT TO THE
                  DTE ENERGY COMPANY SUPPLEMENTAL SAVINGS PLAN

         The DTE Energy Company Supplemental Savings Plan is amended by adding new Subsection 6.6 as follows:

                  6.6. Unscheduled Withdrawals. A Participant or a former Participant receiving distributions in annual installments is permitted to make unscheduled withdrawals as described below:

                       (a) Election. A Participant may request in writing to the Vice President, Human Resources, an unscheduled partial withdrawal or entire withdrawal of the balance in the Participant's accounts, which will be paid within 30 days in a single lump sum. A former Participant may request in writing to the Vice President, Human Resources, an unscheduled partial withdrawal or entire withdrawal of the undistributed balance of the former Participant's accounts, which will be paid within 30 days in a single lump sum.

                       (b) Withdrawal Penalty. There will be a penalty deducted from the Participant's accounts prior to an unscheduled withdrawal equal to 10% of each account balance as of the date the unscheduled withdrawal request is received by the Vice President, Human Resources.

                       (c) Suspension of Participation. If a Participant elects an unscheduled withdrawal, the Participant's election to participate in the Plan for the current calendar year will automatically be revoked. The Participant will not be designated as an Executive eligible to participate in the Plan until the first day of the second calendar year following the calendar year in which the withdrawal was made.